UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIMULATIONS PLUS, INC.

(Exact name of Registrant as specified in its charter)

California	95-4595609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

42505 10th Street West Lancaster, California 93534-7059
(Address of Principal Executive Offices and Zip Code)

SIMULATIONS PLUS, INC. 2021 EQUITY INCENTIVE PLAN

SIMULATIONS PLUS, INC. 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

Shawn O’Connor

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

(661) 723-7723

(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Dennis J. Doucette, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

858-720-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share: to be issued under the 2021 Equity Incentive Plan	1,283,250 shares (2)	$46.84 (3)	$60,107,430.00	$6,557.72
Common stock, $0.001 par value per share: shares underlying outstanding stock options issued by the Company under the 2021 Equity Incentive Plan	16,750 shares (2)	$53.15 (4)	$890,262.50	$97.13
Common stock, $0.001 par value per share: shares underlying outstanding equity grants issued by the Company under the 2017 Equity Incentive Plan	1,177,011 shares (5)	$25.44 (6)	$29,943,159.84	$3,266.80
Total	2,477,011 shares	–	$90,940,852.34	$9,921.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares of common stock of Simulations Plus, Inc. (the “Company”) that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents an aggregate of 1,300,000 shares of common stock authorized under the Simulations Plus, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which number consists of (a) 16,750 shares of common stock subject to outstanding awards under the 2021 Plan, and (b) up to an additional 1,283,250 shares of common stock available for future grants under the 2021 Plan pursuant to its terms. To the extent outstanding awards under the 2021 Plan expire or otherwise terminate without being exercised, or if any shares of common stock issued to a participant pursuant to an award are cancelled, forfeited to, or repurchased by the Company at the original purchase price, such shares of common stock again become available for future issuance under the 2021 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The computation is based on the average high and low prices of the Company’s common stock, as reported on the Nasdaq Global Select Market on August 3, 2021 to be $47.28 and $46.39, respectively.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $53.15 per share, which is the weighted average exercise price of outstanding awards granted under the 2021 Plan.

(5)

Represents 1,177,011 shares of common stock subject to outstanding awards under the Simulations Plus, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). To the extent outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $25.44 per share, which is the weighted average exercise price of outstanding awards granted under the 2017 Plan.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Simulations Plus, Inc.  (the “Company”) to register a total of 2,477,011 shares of its common stock, $0.001 par value per share, of which (i) 16,750 shares of common stock may be issued upon exercise of stock options previously issued under the 2021 Plan, (ii) up to 1,283,250 shares of common stock may be issued as new awards under the 2021 Plan, and (iii) 1,177,011 shares of common stock may be issued upon exercise or conversion of equity securities previously issued under the 2017 Plan.

With respect to the 2021 Plan, shares of common stock initially reserved for issuance under the 2021 Plan consist of (i) 1,300,000 shares of common stock registered pursuant to this Registration Statement, which amount includes the shares of common stock issuable upon exercise of the previously issued stock option, plus (ii) 1,177,011 shares of common stock subject to outstanding awards under the Simulations Plus, Inc. 2017 Equity Incentive Plan. Upon its adoption, the 2021 Plan replaced the 2017 Plan; as a result, no further awards may be issued under the 2017 Plan, and any awards that are cancelled or expire under the 2017 Plan will not be reissued.

INTRODUCTION

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, filed with the Commission on November 16, 2020;

2.	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 29, 2020;

3.	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 11, 2021, as amended on June 8, 2021, June 10, 2021and June 11, 2021;

4.	The Company’s Quarterly Reports on Form 10-Q, filed with the Commission on January 11, 2021, April 14, 2021, and July 14, 2021;

5.	The Company’s Current Report on Form 8-K, filed with the Commission on September 9, 2020;

6.	The Company’s Current Report on Form 8-K, filed with the Commission on December 1, 2020;

7.	The Company’s Current Report on Form 8-K, filed with the Commission on January 4, 2021;

8.	The Company’s Current Report on Form 8-K, filed with the Commission on March 1, 2021;

9.	The Company’s Current Report on Form 8-K, filed with the Commission on June 8, 2021;

10.	The Company’s Current Report on Form 8-K, filed with the Commission on June 10, 2021;

11.	The Company’s Current Report on Form 8-K, filed with the Commission on June 11, 2021;

12.	The Company’s Current Report on Form 8-K, filed with the Commission on June 25, 2021; and

13.	The description of the Company’s common stock contained in the Company’s Registration Statements filed with the Commission under the Exchange Act, including any amendments or reports filed for the purposes of updating such descriptions, including without limitation the Company’s Registration Statement on Form 8-A (File Number 001-32046) filed with the Commission on March 16, 2004, as subsequently amended.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws, as amended, generally provides for the maximum indemnification of a corporation’s officers and directors as permitted by law in the State of California. California law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or its shareholders or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense. The corporation, unless ordered by a court or advanced pursuant to this section, must make any indemnification under this section, only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by: (a) the shareholders; (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) independent legal counsel in a written opinion if a quorum of directors who are not parties to the proceeding is not available; or (d) the court in which the proceeding is or was pending, upon the application by the corporation, the agent, the agent's attorney, or other person rendering services in connection with the defense, regardless of whether the corporation opposes the application.

We have entered into indemnification agreements with our directors and officers whereby we will indemnify each such person (an “Indemnitee”) against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an Indemnitee while serving in his employment capacity or as a director. Such indemnification does not apply in the event that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

We have purchased directors’ and officers’ liability insurance policy insuring our directors and officers. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K for the fiscal year ended August 31, 2010).

4.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K for the fiscal year ended August 31, 2010).

4.3	Certificate of Amendment to the Amended and Restated Bylaws of Simulations Plus, Inc. (Incorporated by reference to Appendix A to the Company’s Definitive Schedule 14A filed December 31, 2018).

4.4	Form of Common Stock Certificate (Incorporated by reference to the Company’s Registration Statement on Form SB-2 (Registration No. 333-6680) filed on March 25, 1997).

4.5	Share Exchange Agreement (Incorporated by reference to the Company’s Registration Statement on Form SB-2 (Registration No. 333-6680) filed on March 25, 1997).

4.6	Revolving Line of Credit Note, dated as of March 31, 2020, by and between the Company, as borrower, and Wells Fargo Bank, National Association, as lender (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 3, 2020).

4.7	Credit Agreement, dated as of March 31, 2020, by and between the Company, as borrower, and Wells Fargo Bank, National Association, as lender (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 3, 2020).

5.1*	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

23.1*	Consent of Rose, Snyder & Jacobs, LLP, independent registered public accounting firm.

23.2*	Consent of Procopio, Cory, Hargreaves & Savitch LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-8).

24.1	Powers of Attorney (incorporated by reference to the Signature Page of this Registration Statement on Form S-8).

99.1	Simulations Plus, Inc. 2017 Equity Incentive Plan (Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 29, 2016).

99.2	Simulation Plus, Inc. 2021 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 8, 2021).

* filed herewith

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Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on August 11, 2021.

SIMULATIONS PLUS, INC.

By:	/s/ Shawn O’Connor
Shawn O’Connor, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shawn O’Connor and Will Frederick, or either of them, as his or her true and lawful attorneys-in-fact and agent with the full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments to this Registration Statement, including any and all post-effective amendments, and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

***

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shawn O’Connor Shawn O’Connor	Chief Executive Officer (Principal Executive Officer)	August 11, 2021

/s/ Will Frederick Will Frederick	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2021

/s/ Walter S. Woltosz Walter S. Woltosz	Chairman of the Board of Directors	August 11, 2021

/s/ Dr. Lisa LaVange Dr. Lisa LaVange	Director	August 11, 2021

/s/ Dr. Daniel Weiner Dr. Daniel Weiner	Director	August 11, 2021

/s/ Dr. David L. Ralph Dr. David L. Ralph	Director	August 11, 2021

/s/ Dr. John K. Paglia Dr. John K. Paglia	Director	August 11, 2021

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